UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CNL GROWTH PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FA Email

Subject: CNL Growth Properties, Inc. Definitive Proxy Statement

Date: July 20, 2016

Dear Financial Advisor,

As previously announced, on June 17, 2016, CNL Growth Properties, Inc. (the REIT) filed a definitive proxy statement with the SEC relating to its annual meeting of stockholders to be held on Aug. 4, 2016 at 9:00 a.m. ET.

1.	What proposals will be voted on at the annual meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Board of Directors Recommends a Vote
Proposal I Plan of Dissolution	Absolute Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	NO	FOR

Proposal II Adjournment Proposal	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	NO	FOR

Proposal III Election of three board of directors nominees	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	NO	FOR

Proposal IV Ratification of the appointment of PricewaterhouseCoopers, LLP	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	YES	FOR

•	On May 5, 2016, the REIT’s board of directors approved a Plan of Dissolution subject to stockholder approval. Although allowing for flexibility such as an entity sale, the Plan of Dissolution calls for disposing of all assets, which the REIT anticipates will be completed within 24 months following stockholder approval, liquidating and dissolving the REIT, and distributing net proceeds in accordance with the REIT’s charter.

•	The REIT currently estimates that net proceeds from liquidation could range between approximately $8.41 and $9.39 per share. When added to prior special cash distributions of $3.00 per share made in connection with the prior sale of certain of the REIT’s properties in 2014 and 2015, stockholders could receive in cash total distributions from $11.41 to $12.39 per share held, including shares previously received as stock distributions.

1.	What is the effect of broker non-votes?

Brokers who hold shares of the REIT’s common stock for a beneficial stockholder in street name have the ability to vote on routine items when they have not received voting instructions from the beneficial stockholder. Brokers have the discretion to vote on routine items (Proposal Four), and broker votes cast will be counted for purposes of determining the number of votes present, or by proxy (All Proposals). Broker discretionary voting on Proposal Four will be reflected as a Broker Non-Vote on the non-routine proposals (Proposals One, Two and Three). It is critical that beneficial stockholders with shares held in street name by a bank or broker, provide voting instructions, or vote their shares for Proposal One.

2.	Where can stockholders receive voting instructions?

Beginning June 24, 2016, stockholders were sent the definitive proxy statement, proxy card and voting instructions. Stockholder may vote in one of the following ways:

Vote by Internet – www.proxyvote.com

Transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Aug. 3, 2016.

Vote by Phone – 1-800-690-6903

Use a touchtone phone to transmit votes up until 11:59 p.m. Eastern Time Aug. 3, 2016.

Vote Live with a Proxy Specialist – 1-855-325-6675

You may cast your vote live with a proxy specialist, quickly and easily, and have proxy related questions answered, by calling the toll free number referenced above.

Vote by Mail

Mark, sign and date the proxy card and return it in the postage-paid envelope provided to:

        Vote Processing

        c/o Broadridge Investor Communication Solutions, Inc.

        51 Mercedes Way

        Edgewood, NY 11717

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

The information above contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the REIT’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Although the REIT believes that the expectations reflected in its forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the REIT cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the REIT’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the REIT’s documents filed from time to time with the Securities and Exchange Commission, including, but not limited to, the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from the REIT’s website at CNLGrowthProperties.com. The REIT undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.